Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial Officer
503.653.4569
Release:	Immediately

BLOUNT INTERNATIONAL AMENDS SENIOR CREDIT FACILITY TO EXTEND MATURITY DATE OF MAJORITY OF COMMITMENTS TO FEBRUARY 2012

PORTLAND, OREGON December 7, 2009 - Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Company”) announced today that it has amended and restated its senior credit facility. The primary terms amended include an extension of the maturity from August 2010 until February 2012 for the majority of amounts available under the facility, a reduction in the borrowing capacity of the revolving credit facility from $90 million to $60 million and an increase in interest rates applicable to 96% of the $107.5 million of term loans outstanding. Approximately $4 million of the existing term loans outstanding will retain an August 2010 maturity date.  At the time of the amendment and restatement, the Company had approximately $48 million in borrowing capacity available under the $60 million revolving credit facility and $58 million of cash on hand.

“The amended and restated senior credit facility along with ongoing free cash flow is expected to provide adequate liquidity for the Company to execute its business plans through the next two years,” said Calvin E. Jenness, Senior Vice president and Chief Financial Officer. “We are appreciative of our lenders’ support in the amendment process and their confidence in our business prospects.”

General Electric Capital Corporation acted as the Administrative Agent in the amendment and restatement of the senior credit facility.

Blount International, Inc. is a diversified international company whose principal business is its Outdoor Products segment, the world’s largest manufacturer of saw chain and related accessories with manufacturing plants in the United States, Canada, Brazil and China.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “expectations,” “beliefs,” “plans,” “indications,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.